NPC International, Inc.
7300 West 129th Street
Overland Park, Kansas 66213

October 20, 2015

John Hedrick
c/o NPC International, Inc.
7300 West 129th Street
Overland Park, Kansas 66213

Re:     Bonus and Options

Dear John:

This letter agreement (this “Letter Agreement”) reflects discussions between you and the Company regarding certain bonus amounts the Company wishes to pay you upon the occurrence of certain events. In furtherance of the foregoing, you and the Company hereby agree as follows:

Section 1.Promptly following the date hereof, and in connection with your promotion to Chief Operating Officer of the Company, the Company will pay you a one-time bonus amount equal to $179,308.02 which bonus amount shall be paid to you net of all applicable withholding (“Promotion Bonus”). Since you desire to exercise a portion of the Option granted to you pursuant to that certain Stock Option Agreement, dated as of June 16, 2014 and purchase 1,000 Series 3 Option Shares, the Company will withhold an aggregate amount equal to $100,000 from the Promotion Bonus (which amount is equal to the aggregate exercise price of such Series 3 Option Shares), deem such amount paid in respect of the partial exercise of such Option and issue to you 1,000 Series 3 Option Shares.
1.In addition, provided that you remain continuously employed with the Company through a Change of Control (as defined in the Company’s 2011 Stock Option Plan), the Company will pay you a one-time bonus equal to $100,000, which amount shall be grossed up in respect of the taxes payable by you in respect of your receipt thereof (“Transaction Bonus”). Since you have indicated your desire to exercise a portion of the Option and purchase an additional 1,000 Series 3 Option Shares in connection with such Change of Control, so long as at that time you hold an Option to purchase at least 1,000 Series 3 Option Shares, the Company will withhold an aggregate amount equal to $100,000 from the Transaction Bonus (which amount is equal to the aggregate exercise price of such Series 3 Option Shares), deem such amount paid in respect of the partial exercise of such Option and issue to you 1,000 Series 3 Option Shares immediately prior to the effective time of the Change of Control.
2.    This Letter Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such parties, verbal or written, relating to the subject matter hereof. The Company shall be entitled to withhold all applicable federal, state or local taxes on any amount paid or payable under this Letter Agreement. The validity, interpretation, construction, performance and enforcement of this Letter Agreement shall be governed by the internal laws of the State of Kansas. This Letter Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

*    *    *    *

Please acknowledge your acceptance of and agreement to the foregoing by signing in the space provided below.
Very truly yours,

NPC INTERNATIONAL, INC.

By:    _____________________________
Name:
Title:

Accepted and agreed as of the Effective Date:

_____________________________
JOHN HEDRICK

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